EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

P.A.M. Transport, Inc. (Arkansas Corporation)

P.A.M. Cartage Carriers, LLC (Ohio LLC)

Overdrive Leasing, LLC (Ohio LLC)

T.T.X., LLC (Texas LLC)

Choctaw Express, LLC (Oklahoma LLC)

Choctaw Brokerage, Inc. (Oklahoma Corporation)

Decker Transport Co., LLC (Ohio LLC)

Transcend Logistics, Inc. (Indiana Corporation)

East Coast Transport and Logistics, LLC (Arkansas LLC)

S & L Logistics, Inc. (Texas Corporation)

P.A.M. International, Inc. (Ohio Corporation)

P.A.M. Mexico Holdings, LLC (Arkansas LLC)

Met Express, Inc. (Ohio Corporation)

Costar Equipment, Inc. (Ohio Corporation)

Costar Real Estate Holding, Inc. (Arkansas Corporation)

Costar Management, Inc. (Arkansas Corporation)

Unmoored Realty LLC (Arkansas LLC)

Select CDL Driving School, Inc. (Arkansas Corporation)

PAMEX, LLC (Nevada LLC)